UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 1, 2003

CoBiz Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-24445	84-0826324
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

821 17th Street

Denver, Colorado 80202

(Address of principal executive offices)

(303) 293-2265

(Registrant’s telephone number, including area code)

Item 5.  Other Events.

On April 1, 2003, we acquired Alexander Capital Management Group, Inc. (“ACMG”), an SEC registered investment adviser firm based in Denver, Colorado. The acquisition of ACMG was completed through a merger of ACMG into a wholly owned subsidiary that we formed in order to consummate the transaction and then a subsequent contribution of the assets and liabilities of the merged entity into a newly formed limited liability company called Alexander Capital Management Group, LLC (“ACMG LLC”).  In the acquisition, the former shareholders of ACMG received (i) $1,000,000 in cash, (ii) 107,220 shares of our common stock, (iii) rights to receive the earn-out payments described below, and (iv) profits interest units in ACMG LLC which constitute an interest in 20% of the future profits and losses of ACMG LLC.

The earn-out payments to which the former shareholders of ACMG are entitled are based on the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of ACMG LLC for each of the calendar years 2003 through 2005.  Earn-out payments for 2003 equal five times ACMG LLC’s EBITDA for such year.  The earn-out payments for each of 2004 and 2005 equal five times the excess, if any, of ACMG LLC’s EBITDA for such year over its EBITDA for the previous year.  In addition, if the total earn-out payments at the end of the earn-out period are less than 2.08 times ACMG LLC’s total aggregate EBITDA during the earn-out period, then an additional earn-out payment will be made equal to the amount of such deficiency.  All earn-out payments will be made 40% in cash and 60% in our common stock, valued at fair market value (as defined in the merger agreement) at the time the payment is made.

The shares issued at the closing of the transaction constitute less than 1% of our outstanding common stock.

On April 3, 2003, we issued a press release announcing the acquisition of ACMG, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 7.            Financial Statements and Exhibits.

(c)           Exhibits

99.1         Press release issued by CoBiz Inc. on April 3, 2003.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COBIZ INC.

Date: April 16, 2003	By:	/s/ Richard J. Dalton

Richard J. Dalton

Executive Vice President and and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

(c)	Exhibits

99.1	Press release issued by CoBiz Inc. on April 3, 2003.